Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Oaktree Capital Group, LLC of our report dated June 16, 2011, except for the second paragraph under “Revisions to consolidated statements of cash flows” in Note 2, as to which the date is November 18, 2011, relating to the consolidated financial statements of Oaktree Capital Group, LLC, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

February 2, 2012